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                                                                     Exhibit 2.2

                            AGREEMENT AND AMENDMENT
                            -----------------------


     This Agreement and Amendment ("AGREEMENT") is made this 2nd day of December, 1996, between Wheelabrator Technologies Inc., a Delaware corporation ("SELLER"), and United States Filter Corporation, a Delaware corporation ("PURCHASER").

                                   RECITALS
                                   --------

     A. Seller and Purchaser are parties to that certain Amended and Restated Purchase and Sale Agreement dated as of September 14, 1996 (the "SALE AGREEMENT").

     B. Seller and Purchaser wish to enter into this Agreement to (1) provide for additional agreements regarding certain matters relating to the Sale Agreement and (2) amend the Sale Agreement in certain respects.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Incorporation. Any capitalized term not otherwise defined in this Agreement shall have the meaning given such term in the Sale Agreement. The preamble and recitals set forth above are incorporated into and form a part of this Agreement.

     2. Alloy Castings; Darchet (Thailand). Prior to the Closing, Seller shall cause the appropriate Subsidiaries to transfer or dividend to an entity designated by Seller (a) ownership of beneficial title to all capital stock held by such Subsidiaries in (i) Wheelabrator Alloy Castings Limited, a corporation organized under the laws of India, and (ii) Darchet Industrial Water (Thailand) Co. Ltd., a corporation organized under the laws of Thailand, (it being agreed that legal title to all such capital stock described at Sections 2(a)(i) and 2(a)(ii) above shall thereafter be held by such Subsidiaries in trust for the benefit of Seller and its Affiliates, until transfer of such legal title can be effected), and (b) all rights of the plaintiffs in, under and to the following actions: (i) Wheelabrator Water Technology (S) Pte. Ltd. vs. Darchet Industrial Water (Thailand) Co., Ltd., Black Case No. Thor. Bor. 99/2539, and (ii) Darchet Industrial Water Pte. Ltd. vs. Darchet Industrial Water (Thailand) Co., Ltd., Black Case No. 10519/2539 (items (b)(i) and (b)(ii) being referred to collectively as the "DARCHET ACTIONS"). The term "Liabilities" shall not include any liabilities of, or arising out of the ownership or operation of, Wheelabrator Alloy Castings Limited or Darchet Industrial Water (Thailand) Co., Ltd., whether, absolute or contingent, known or unknown. All obligations and liabilities of the plaintiffs under the Darchet Actions shall be deemed Retained Claims for purposes of the Sale Agreement. The instruments of transfer, assumption and trust necessary to effect the
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matters contemplated herein shall be substantially in the same form as the other instruments of transfer and assumption between Seller and Purchaser pursuant to the Sale Agreement. After the Closing, Purchaser and its Affiliates shall cooperate with Seller and its Affiliates to effect transfer to an entity designated by Seller, any right, title or interest to the capital stock of Wheelabrator Alloy Castings Limited and Darchet Industrial Water (Thailand) Co. Ltd. The foregoing transfers shall be made without any representations or warranties of any nature whatsoever. Seller shall be responsible for any governmental filing fees or governmental approval costs relating to such transfer of legal title. At closing, the parties shall enter into an agreement governing the parties respective post-closing rights and obligations with respect to the capital stock in Wheelabrator Alloy Castings Limited and Darchet Industrial Water (Thailand) Co. Ltd., which agreement shall be on the same terms as the Stock Retention Agreement.

     3. Wheelabrator Canada. The capital stock of Wheelabrator Canada Inc., a corporation organized under the laws of Ontario ("WCI"), shall be retained by an Affiliate of Seller. Accordingly, the Sale Agreement is hereby amended as follows:

     (a) The fourth and fifth sentences of Section 2.1(d) of the Sale Agreement are deleted. The following is inserted into the Sale Agreement as the new second paragraph of Section 2.1(d):

          "Prior to the Closing, Seller shall cause the following actions to be taken, in the order set forth below, with respect to Wheelabrator Canada Inc., a corporation organized under the laws of Ontario ("WCI"), and its wholly owned subsidiary, MPF Engineered Filtered Products Inc., a corporation organized under the laws of Ontario ("MPF"). (1) Wheelabrator Water Technologies International Holdings Inc., a Delaware corporation ("WWTH"), shall transfer or dividend to an entity designated by Seller (A) all of the capital stock in WCI owned by WWTH and (B) all right, title and interest in that certain unsecured promissory note dated May 3, 1996, of WCI in favor of WWTH in the principal amount of $15,000,000. (2) MPF shall dividend to WCI all of MPF's cash on hand (the "MPF DIVIDEND"). (3) WCI shall subscribe for shares in MPF in consideration of an amount payable in cash equal to the then current retained earnings of MPF less the amount of the MPF Dividend. (4) MPF shall issue to WCI shares of common stock, which shares shall be deemed to be fully paid and non-assessable upon issuance.
     (5) MPF shall issue a cash dividend to WCI in the amount of the consideration referred to at item (3) above. Upon completion of steps (1) through (5) above, prior to Closing, WCI shall, for consideration of the issuance of shares in a newly incorporated Canadian entity ("WCI II, INC."), transfer to WCI II, Inc., all of the MCS Assets and all of the issued and outstanding capital stock of MPF. The "MCS ASSETS" shall mean the assets used primarily in the operation of WCI's Material Cleaning Systems Division

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     but excluding, specifically, all capital stock owned in Glegg Industries
     Inc., all rights and obligations under that certain Strategic Alliance Agreement and other agreements entered into in connection with the acquisition of the capital stock investment in Glegg Industries Inc., and all of the assets used in the Wheelabrator Air Pollution Control business. WCI II, Inc. shall assume all liabilities or obligations of, or claims against, WCI relating to the operation, ownership or use of the MCS Assets. The instruments of transfer and assumption necessary to effect the matters contemplated above shall be substantially in the same form as the other instruments of transfer between Seller and Purchaser pursuant to this Agreement.

     (b) The definition of "LIABILITIES" shall include all liabilities (excluding all Retained Liabilities) of, or arising out of the ownership or operation of, the MCS Assets, whether absolute or contingent, known or unknown, including, without limitation, the liabilities, obligations and other matters arising from the ownership, operation or use of the MCS Assets and described in items (a) through (f) of the definition of "Liabilities" in Article I of the Sale Agreement.

     (c) The definition of "SUBSIDIARY" and "SUBSIDIARIES" shall (i) exclude WCI, and (ii) include WCI II, Inc. WCI is hereby deleted from Schedule 1.4 to the Sale Agreement.

     4. The definition of "EXCLUDED ASSETS" include (i) the issued and outstanding capital stock of WCI and that certain unsecured promissory note dated May 3, 1996, of WCI in favor of WWTH in the principal amount of $15,000,000, (ii) the assets of JFS (UK) Limited and the assets of any other subsidiary or affiliate of Seller other than the Subsidiaries and WWTI and (iii) the rights and obligations of JFS (UK) Limited under the UK Microfloc Contracts.

     5. Welsh Water Claim. Prior to closing, Seller shall cause the appropriate Subsidiaries to transfer or dividend to an entity designated by Seller all rights of the plaintiffs in, under and to the action Johnson Filtration Systems Limited and Tilghman Wheelabrator Ltd. vs. Dwr. Cymru. Cys. (a/k/a Welsh Water Co.), case no. 1996 ORB 799. All obligations and liabilities of the plaintiffs with respect to such action shall be deemed Retained Claims for purposes of the Sale Agreement. Purchaser agrees that any payment, award or right granted plaintiffs in such action is the sole property of Seller and its Affiliates. After the Closing Purchaser shall cause the execution and delivery, from time to time, of such documents as are reasonably requested by Seller to evidence or perfect the assignment hereunder.

     5. Closing Date. The Closing shall occur on December 2, 1996. Accordingly, the Sale Agreement is hereby amended in the following respects:

     (a) The definition of "Base Tangible Net Book Value" set forth in Article I of the Sale Agreement is deleted in its entirety and replaced by the following:

          ""BASE TANGIBLE NET BOOK VALUE" means $113,600,000."

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     (b)  Section 2.3 of the Sale Agreement is amended by:

          (i) deleting the first sentence thereof and replacing it with the following:

          "Within thirty (30) days following the Closing Date Seller shall deliver to Purchaser a consolidated balance sheet for the Business dated as of November 30, 1996 (the "Closing Balance Sheet")."

          (ii) deleting the fourth sentence thereof and replacing it with:

          "The Closing Balance Sheet shall not take into consideration any events occurring after November 30, 1996."

     (c) Section 9.1 of the Sale Agreement is deleted in its entirety and replaced by the following:

          "9.1 Closing. The Closing shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at 10:00 a.m. on or as of December 2, 1996 (the "CLOSING DATE")."

     6. Stock Transfers. (a) At the Closing, the Shares shall be conveyed as follows:

     (i) the issued and outstanding capital stock of Johnson Filtration Systems (France) S.A. shall be conveyed to USF France S.A.;

     (ii)  the issued and outstanding capital stock of Wheelabrator Technologies
(UK) Limited shall be conveyed to U.S. Filter/LaGrange, Inc.;

     (iii) the issued and outstanding capital stock of Johnson Filtration Systems (Ireland) Limited shall be conveyed to USF Euroholding S.A.;

     (iv) the issued and outstanding capital stock of Johnson Filtration Systems (Australia) Pty. Ltd. shall be conveyed to The Permutit Company Pty. Ltd. (Australia);

     (v) the issued and outstanding capital stock of Johnson Filtration Systems (Japan) Ltd. shall be conveyed to USF Finance B.V. (Netherlands);

     (vi) the issued and outstanding capital stock of Procesos y Systemas de Separacion, S.A. shall be conveyed to USF Spain S.A.;

     (vii) such issued and outstanding capital stock of Societe HPD S.A. constituting, to Seller's knowledge, approximately 26.88% of such corporation's issued and outstanding stock shall be conveyed to USF France S.A.;

     (viii) the issued and outstanding capital stock of Wheelabrator Asia-Pacific (Pte.) Ltd. shall be conveyed to U.S. Filter (Asia) Pte. Limited;

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     (ix)  the issued and outstanding capital stock of Wheelabrator Water
Technologies International Holdings Inc. shall be conveyed to IP Holding
Company;

     (x) the issued and outstanding capital stock of Wheelabrator Clean Air Systems Inc. shall be conveyed to U.S. Filter Wastewater Group, Inc.;

     (xi) such issued and outstanding capital stock of Johnson Filtration Systems (India) Limited constituting, to Seller's knowledge, approximately 60% of such corporation's issued and outstanding stock shall be subject to the Stock Retention Agreement; and

     (xii) such issued and outstanding capital stock of HPD/Evatherm A.G. constituting, to Seller's knowledge, approximately 20% of such corporation's issued and outstanding stock shall be conveyed to USF Euroholding, S.A.

     (b) In addition to the conveyance set forth at Section 6(a) above, the following conveyances shall be effected at the Closing:

     (i)  immediately after the completion of the conveyance described at
Section 6(a)(ii) above:

          (A) the issued and outstanding capital stock of Wheelabrator Sisson Lehman S.A. shall be conveyed to Wheelabrator Technologies (UK) Limited, and

          (B) the issued and outstanding quota of Wheelabrator-Berger (Maschinenfabriken) GmbH, with a nominal value of DM 2,999,200, constituting, to Seller's knowledge, 74% of such corporation's issued and outstanding capital stock, shall be conveyed to Wheelabrator Technologies
     (UK) Limited;

     (ii) the issued and outstanding capital stock of WCI II, Inc. shall be conveyed to U.S. Filter/LaGrange, Inc.;

     (iii)  immediately after the completion of the conveyance described at
Section 6(a)(ix) above, the issued and outstanding capital stock of RWB Beheer B.V. shall be conveyed to USF Euroholding S.A.;

     (iv)  immediately after the completion of the conveyance described at
Section 6(a)(ix) above, the issued and outstanding capital stock of Wheelabrator Water Technologies (s) Pte. Ltd. shall be conveyed to U.S. Filter (Asia) Pte. Limited.

     (c) At the Closing, Purchaser shall cause each entity receiving stock from Seller or its Affiliates to execute and deliver to Seller an agreement to be bound by the disclaimers set forth at the end of Article III of the Sale Agreement and Purchaser's representations and warranties set forth at Section
4.3 of the Sale Agreement. The delivery of such agreement shall be deemed to be a closing delivery required by Section 9.3 of the Sale Agreement.

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     7. Insurance Agreement. The Insurance Agreement in the form of Exhibit A to this Agreement replaces and supersedes, in all respects, the form of such agreement set forth on Exhibit A to the Sale Agreement. At the Closing, the parties shall execute and deliver the Insurance Agreement in the form set forth on Exhibit A to this Agreement.

     8. Closing Documents. At the closing, the parties shall execute and deliver the following:

          (a) the Transition Services Agreement in the form of Exhibit B hereto;

          (b) the Escrow Agreement in the form of Exhibit C hereto (which shall be the escrow agreement required by Section 2.2(b) of the Sale Agreement).

     9. Construction. The Sale Agreement, as amended by this Agreement, continues in full force and effect. If any provision of this Agreement is inconsistent with the Sale Agreement, such provision of this Agreement shall govern and control.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                                       WHEELABRATOR TECHNOLOGIES INC.



                                       By:
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                                       Name:
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                                       Title:
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                                       UNITED STATES FILTER CORPORATION


                                       By:
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                                       Name:
                                            ------------------------------------
                                       Title:
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